EXHIBIT 10.3

                         Terms of Employment Arrangement
                            between Bay National Bank
                               and Mark A. Semanie

         Mr. Semanie is employed on an at will basis at a rate of pay of $165,000 as of January 1, 2005. Mr. Semanie is also eligible for incentive bonuses at the discretion of the Compensation Committee of the Board of Directors, and is entitled to all benefits available to full time employees of Bay National Bank.

         The Compensation Committee of the Board of Directors of the Bank approved discretionary bonuses to Mr. Semanie of $30,000 in December 2001, 2002 and 2003 and $40,000 in December 2004, respectively. These bonuses were paid in the subsequent calendar year.


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